Exhibit 23-1(c)


                      Consent of PriceWaterhouseCoopers LLP

                     [PRICEWATERHOUSECOOPERS LLP LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
of Republic First Bancorp, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated January 30, 1997 (except for the information in Note 2 related to the 1997 stock split effected in the form of a dividend, dated March 4, 1997, the information in Note 2 related to earnings per share, dated March 13, 1998 and the information in Note 17 related to the 1998 stock split effected in the form of a dividend, dated March 13, 1998) on our audit of the consolidated balance sheet of Republic First Bancorp, Inc. and subsidiary as of December 31, 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended.



/s/ PriceWaterhouseCoopers LLP


July 22, 1998